Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: November 15, 2021

/s/ J. Michael Chu
J. MICHAEL CHU

/s/ Scott A. Dahnke
SCOTT A. DAHNKE

CARDBOARD BOX LLC

By: /s/ Matthew Leeds
Name:	Matthew Leeds
Title:	Vice President

CP7 WARMING BAG, L.P.

By: CP7 Management, LLC, its general partner

By: /s/ Scott A. Dahnke
Name:	Scott A. Dahnke
Title:	Authorized Person

CP7 MANAGEMENT, LLC

By: /s/ Scott A. Dahnke
Name:	Scott A. Dahnke
Title:	Authorized Person